UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): March 2, 2009

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 20, 2009, Cell Therapeutics, Inc. (the “Company”) exercised its option to sell its 50% ownership interest in the 50/50 owned joint venture with Spectrum Pharmaceuticals, Inc. (“Spectrum”) to commercialize and develop Zevalin® (ibritumomab tiuxetan) (“Zevalin”) in the United States to Spectrum for $18 million, as may be adjusted for amounts owed between the Company and the joint venture as of the closing (the “Purchase Price”), pursuant to the term of the operating agreement for the joint venture, dated December 15, 2008 (the “LLC Agreement”). The Company and Spectrum established the joint venture, RIT Oncology, LLC (“RIT”), in December 2008, pursuant to the Purchase and Formation Agreement dated November 26, 2008 (“Purchase Agreement”), at which time the Company contributed all of the Zevalin related assets to the joint venture and sold to Spectrum a 50% membership interest in the joint venture for $15 million, plus certain milestone payments.

On March 2, 2009, the Company received from Spectrum $6.5 million of the Purchase Price, less certain fees and expenses. The reminder of the Purchase Price is due to be paid within 90 days of closing pursuant to the LLC Agreement.

The Purchase Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On March 6, 2009, the Company announced an immediate reduction in force of 20 employees in connection with the sale of its 50% ownership interest in RIT to Spectrum. An additional 14 employees will be reduced following the termination of services to RIT. These positions are directly and indirectly involved in the sales and marketing, and medical affairs and other operations of Zevalin.

Estimated costs to be recorded for severance-related expenses resulting from the reduction in work force will be within a range of $125,000 to $190,000 for the first 20 employees subject to the immediate reduction in force, and estimated costs to be recorded for severance-related expense resulting from the reduction in force will be within a range of $125,000 to $290,000 for the remaining 14 employees to be subsequently terminate. These estimated costs will be paid within 30 days of the termination of the relevant employees. Such costs are associated with the severance benefits to be provided by the Company to each terminated employee.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 6, 2009, the Company was notified by The NASDAQ Stock Market LLC (“NASDAQ”) that the NASDAQ Listing Qualifications Panel had determined to continue the listing of the Company’s common stock on The NASDAQ Capital Market, notwithstanding the Company’s prior non-compliance with the shareholder approval and listing of additional shares requirements set forth in Marketplace Rules 4350(i) and 4310(c)(17), respectively, which the Company disclosed in a press release dated January 26, 2009 and Current Report on Form 8-K as filed on January 29, 2009, and which were remedied prior to receipt of the notice of non-compliance from NASDAQ. Notwithstanding the Panel’s decision to continue the Company’s listing on The NASDAQ Capital Market, the Panel issued a public reprimand to the Company for its non-compliance with those requirements.

Item 8.01.	Other Events.

On March 6, 2009, the Company was notified by NASDAQ that the NASDAQ Listing Qualifications Panel had determined to continue the listing of the Company’s common stock on The NASDAQ Capital Market, subject to the condition that, on or before April 6, 2009, the Company demonstrate compliance with all applicable standards for continued listing on The NASDAQ Capital Market, including the $35 million market value of listed securities requirement or one of its alternatives.

Item 9.01.	Financial Statements and Exhibits

(b)	Pro Forma Financial Information

The pro forma financial information required by 9.01 (b) is attached at Exhibit 99.1.

(d)	Exhibits

Exhibit No.	Description
99.1	Pro Forma Financials

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: March 6, 2009	By:	/s/ James A. Bianco
James A. Bianco
Chief Executive Officer